As filed with the Securities and Exchange Commission on December 2, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

Siebert Financial Corp.

(Exact name of registrant as specified in its charter)

New York	11-1796714
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

653 Collins Avenue
Miami Beach, FL 33139
(Address of principal executive offices, including zip code)

Siebert Financial Corp. 2021 Equity Incentive Plan
(Full title of the plan)

Andrew Reich
Executive Vice President, Chief Operating
Officer, Chief Financial Officer, Secretary
Siebert Financial Corp.
653 Collins Avenue
Miami Beach, FL 33139

(Name and address of agent for service)

(310) 385-1861
(Telephone number, including area code, of agent for service)

Copy to:

Rory Hood
Jones Day
250 Vesey Street
New York, NY 10281-1047
(212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF SHARES UNDERLYING EQUITY INCENTIVE PLAN

Siebert Financial Corp. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register up to 2,000,000 additional shares of its common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Siebert Financial Corp. 2021 Equity Incentive Plan, as amended and restated (the “Amended 2021 Plan”), under the Securities Act of 1933, as amended (the “Securities Act”). The Amended 2021 Plan is an amendment and restatement, effective November 18, 2025, of the Siebert Financial Corp. 2021 Equity Incentive Plan, for which the previously filed Registration Statement on Form S-8 is effective. In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-269058), filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on December 29, 2022.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the Amended 2021 Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the Commission on April 1, 2025;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the Commission on May 13, 2025, August 12, 2025 and November 12, 2025 respectively;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 10, 2025, June 27, 2025, October 31, 2025, and November 21, 2025 (in each case, excluding “furnished” and not “filed” information); and

(4)	The description of our Common Stock contained in the “Description of the Registrants Securities” filed as Exhibit 4.0 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 30, 2022;

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Security Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 7.04 of the By-laws of the Registrant provides that the Registrant shall indemnify any person made a party to an action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the Registrant under Section 717 of the Business Corporation Law of the State of New York, as now in effect or as amended from time to time, to the maximum extent that is permitted by and is consistent with the law.

Section 7.04 of the By-laws also provides that the Registrant shall indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Registrant to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the Registrant and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful, to maximum extent that is permitted by and is consistent with the law. The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in the best interests of the Registrant or that he had reasonable cause to believe that his conduct was unlawful.

Paragraph NINTH of the Registrant’s Certificate of Incorporation provides that the liability to the Registrant and its shareholders of each and every person who is at any time a director of the Registrant, in such person’s capacity as such director, is, and shall be, limited and eliminated to the full extent permitted by law (as now or hereafter in effect). Any repeal or modification of this Paragraph shall not adversely affect any right or protection of any person existing at the time of such appeal or modification.

Finally, the Registrant has entered into indemnification agreements with each of its directors and officers (and intends in the future to enter into similar indemnification agreements with other persons who become directors or officers of the Registrant) which require the Registrant to, among other things, indemnify each director or officer for any and all judgments, fines, amounts paid in settlement and expenses incurred in connection with investigating, defending, being a witness or participating in any threatened, pending or completed action, suit, proceeding, inquiry or investigation, and to advance to each such director or officer his or her costs and expenses of any such suit, proceeding, inquiry or investigation if such director or officer undertakes to pay back such advances to the extent required by law.

Sections 721 through 726 of the NYBCL provide for indemnification of directors and officers. If a director or officer is successful on the merits or otherwise in a legal proceeding, such person is entitled to indemnification to the extent he or she was successful. Further, indemnification is permitted in both third-party and derivative suits if such person acted in good faith and for a purpose he or she reasonably believed was in the best interest of Registrant, and if, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Indemnification under this provision applies to judgments, fines, amounts paid in settlement and reasonable expenses, in the case of derivative actions. In a derivative action, however, a director or officer may not be indemnified for amounts paid to settle such a suit or for any claim, issue or matter as to which such person shall have been adjudged liable to the Registrant absent a court determination that the person is fairly and reasonably entitled to indemnity. Notwithstanding the failure of the Registrant to provide indemnification and despite any contrary resolution of the board of directors, indemnification shall be awarded by the proper court pursuant to Section 724 of the NYBCL to the extent authorized under the NYBCL. Under New York law (and as provided in the indemnification agreements previously described), expenses may be advanced upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts in the event the recipient is ultimately found not to be entitled to indemnification. The advance is conditioned only upon receipt of the undertaking and not upon a finding that the officer or director has met the applicable indemnity standards.

The Registrant has in place a directors’ and officers’ liability insurance policy, which indemnifies its directors and officers against liability arising from certain acts performed by them in their respective capacities as such.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of Siebert Financial Corp. (formerly known as J. Michaels, Inc.) originally filed on April 9, 1934, as amended and restated to date (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 000-05703) filed on March 31, 1998).
4.2	Certificate of Amendment to Certificate of Incorporation of Siebert Financial Corp., as amended and restated, filed February 2, 2020 (incorporated by reference to Exhibit 3.1(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (File No. 000-05703) filed on March 27, 2020).
4.3	By-laws of Siebert Financial Corp. (incorporated by reference to Exhibit 3(b) to the Company’s Registration Statement on Form S-1 (File No. 333-49843) filed on April 10, 1998).
5.1*	Opinion of Jones Day.
23.1*	Consent of Crowe LLP.
23.2*	Consent of Baker Tilly US, LLP.
23.3*	Consent of Jones Day (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page hereto).
99.1	Siebert Financial Corp. 2021 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement (File No. 000-05703) filed on October 9, 2025).
107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami in the State of Florida on the 2nd day of December 2025.

SIEBERT FINANCIAL CORP.

By:	/s/ Andrew H. Reich
Andrew H. Reich
Executive Vice President, Chief Operating Officer,
Chief Financial Officer and Secretary

POWER OF ATTORNEY

The undersigned officers and directors of Siebert Financial Corp. hereby constitute and appoint Andrew H. Reich (with full power to act alone) as his or her true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments thereto, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Gebbia	Chief Executive Officer, Director and Chairman of the Board	December 2, 2025
John J. Gebbia	(Principal Executive Officer)

/s/ Andrew H. Reich	Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Director	December 2, 2025
Andrew H. Reich	(Principal Financial and Accounting Officer)

/s/ Gloria E. Gebbia	Director	December 2, 2025
Gloria E. Gebbia

/s/ Charles A. Zabatta	Director	December 2, 2025
Charles A. Zabatta

/s/ Francis V. Cuttita	Director	December 2, 2025
Francis V. Cuttita

/s/ Hocheol Shin	Director	December 2, 2025
Hocheol Shin

/s/ Lewis W. Solimene, Jr.	Director	December 2, 2025
Lewis W. Solimene, Jr.

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